Exhibit 99.1

Investors Contact:	Chuck Hamilton,
Chief Financial Officer
615-844-2811

Liberté Investors Inc. Announces Closing of $50 million Rights Offering,
Acquisition of USAuto Holdings and Change of Trading Symbol

DALLAS, TEXAS, April 30, 2004 – Liberté Investors Inc. (NYSE:LBI) (“Liberté”), today confirmed the successful completion of the previously announced $50 million rights offering and the closing of its acquisition of USAuto Holdings.  Accordingly, Liberté has changed its name to First Acceptance Corporation and its trading symbol will change effective 9:00 am eastern time on Monday, May 3 to NYSE:FAC.  In addition, Mr. Stephen J. Harrison, the Chief Executive Officer of USAuto Holdings, has become the Chief Executive Officer of First Acceptance Corporation.

This announcement is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. These securities may only be offered by a means of prospectus.

Statements in this release that are not historical, including without limitation statements regarding the plans, expectations, assumptions and estimations with respect to the transaction and the results thereof, are considered forward-looking statements and speak only as of the date hereof. These statements can be identified by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other such words and terms of similar meaning. As such, these statements are subject to a number of risks and uncertainties. Actual results may be materially different from those expressed or implied by these statements. Factors that could cause or contribute to such differences include, but are not limited to, the receipt and timing of regulatory approvals for the transaction, the risk that the companies may be required to modify aspects of the transaction to obtain regulatory approvals, the possibility that the transaction will not close or that a delay in the timing thereof will be experienced, the individual risks faced by each company, including as a result of the announcement of the transaction. More information about these risks and uncertainties and other risks and uncertainties facing Liberté may be found in the most recent Form 10-K and in the subsequent Form 10-Qs and other periodic filings of Liberté with the U.S. Securities and Exchange Commission. Liberté does not undertake to publicly update or revise any forward-looking statements contained herein even if experience or future changes or circumstances make it clear that any projected results expressed or implied therein will not be realized.